Exhibit 99.1

Liberty Broadband Corporation Closes Private Offering of $860 Million of 3.125% Exchangeable Senior Debentures due 2054

ENGLEWOOD, Colo.—(BUSINESS WIRE)—July 2, 2024—Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) announced today that it has closed its previously announced private offering of $860 million aggregate original principal amount of its 3.125% exchangeable senior debentures due 2054 (the “Debentures”), exchangeable for Charter Communications, Inc. (“Charter”) Class A common stock, inclusive of Debentures in an aggregate original principal amount of $60 million issued pursuant to the exercise of an option granted to the initial purchasers, which was partially exercised.

Upon an exchange of Debentures, Liberty Broadband, at its option, may deliver shares of Charter Class A common stock or the value thereof in cash or any combination of shares of Charter Class A common stock and cash. Initially, 2.5442 shares of Charter Class A common stock are attributable to each $1,000 original principal amount of Debentures, representing an initial exchange price of approximately $393.05 for each share of Charter Class A common stock. A total of 2,188,012 shares of Charter Class A common stock are initially attributable to the Debentures. Interest is payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2024. The Debentures may be redeemed by Liberty Broadband, in whole or in part, on or after December 15, 2028. Holders of Debentures also have the right to require Liberty Broadband to purchase their Debentures on December 15, 2028. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the Debentures plus accrued and unpaid interest to the redemption date, plus any final period distribution.

In connection with the closing of the private offering of the Debentures, Liberty Broadband repaid $540 million of borrowings under the margin loan agreement of Liberty Broadband’s indirect, wholly-owned special purpose entity, and repurchased a total of $300 million in aggregate principal amount of Liberty Broadband’s 3.125% exchangeable senior debentures due 2053 pursuant to individually privately negotiated transactions.

The Debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Debentures were offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation